Exhibit 99

Investor Relations Department P.O. Box 31601 Tampa, Florida 33631-3601 Telephone: (813) 871-4404 www.walterind.com

FOR IMMEDIATE RELEASE

WALTER INDUSTRIES LOWERS EARNINGS GUIDANCE FOR 2003

(Tampa, Florida) September 2, 2003—Walter Industries, Inc. (NYSE: WLT) announced today that it is lowering its 2003 estimate for earnings from continuing operations, due primarily to continued adverse geologic conditions at Jim Walter Resources, increased scrap iron costs at U.S. Pipe & Foundry, and lower revenues due to delays in housing starts by the Homebuilding Group.

Based on current internal business forecasts and anticipated market conditions, the Company expects to generate 2003 earnings from continuing operations in the range of $0.70 to $0.80 per diluted share. This revised estimate, which represents a reduction from the previous range of $1.30 to $1.40, excludes special items from the first half of the year, as well as AIMCOR, which is classified as a discontinued operation.

The Company expects to generate third-quarter earnings from continuing operations in the range of $0.06 to $0.11 per diluted share. This estimate is a reduction from the previous range of $0.35 to $0.42.

“While we are disappointed with these changes in our 2003 outlook, we are pursuing aggressive profit improvement action plans across all of our operations,” said Don DeFosset, Chairman and Chief Executive Officer of Walter Industries.

At Jim Walter Resources, adverse geologic conditions that impacted the Company’s second-quarter results have unexpectedly worsened over the past several weeks.  Most significantly, production at Mine No. 7 has deteriorated, resulting in a sharply reduced forecast for coal output and natural gas production. In addition, a third-party synfuel operator abruptly suspended its operations two weeks ago, adversely affecting costs. Although a number of corrective actions are underway to increase production levels, the Company does not expect JWR to be profitable in the third quarter.  Jim Walter Resources is expected to return to profitability in the fourth quarter as extraction costs and production levels improve.

At U.S. Pipe, the cost of scrap iron, the principal raw material used to manufacture ductile iron pipe, has risen to record levels due to higher scrap export demand. U.S. Pipe’s two price increases, one of which occurred in June and another that is set to take effect in October, are not sufficient to offset the recent rise in raw material costs. U.S. Pipe is planning a third price increase, but it will have little impact in 2003 due to the lead times involved in implementing price changes. While the profit recovery at U.S. Pipe has not occurred as quickly as the Company had previously forecast, price increases are holding, demand is steady and U.S. Pipe continues to expect the second half of 2003 to show improvement over the prior-year period.

Also reflected in the revised earnings estimate is lower revenue and profitability in the Homebuilding segment in the fourth quarter, due to fewer new housing starts in the third quarter. This slower-than-anticipated conversion of backlog into new starts during the quarter is due to a number of factors, including continued poor weather conditions in its Southeastern markets and the impact of the sales and construction reorganization. Also, third-quarter starts have been negatively impacted by the transition from a manually intensive legacy system to a new enterprise system launched in July. Performance in 2004 is expected to improve as the Homebuilding segment works through its backlog in new starts and realizes the benefits of shorter cycle times as a result of the new enterprise system, along with strong underlying sales trends.

The Company will discuss its revised earnings estimate in a conference call and live Webcast to be held Wednesday, September 3rd at 9 a.m. Eastern time.  To listen to the event live or in archive, visit the Company Web site at www.walterind.com.

Walter Industries, Inc. is a diversified company with five principal operating businesses and revenues of $1.9 billion.  The company is a leader in homebuilding, home financing, water transmission products, energy services, and specialty aluminum products. Based in Tampa, Florida, the company employs approximately 6,300 people. For more information about Walter Industries, please call Joe Troy, Senior Vice President of Financial Services, at (813) 871-4404 or visit the corporate Web site at www.walterind.com.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to differ materially from forecasted results.  Those risks include, among others, changes in customers’ demand for the Company’s products, changes in raw material and equipment costs and availability, geologic conditions and changes in extraction costs in the Company’s mining operations, changes in customer orders, pricing actions by the Company’s competitors, the completion of the sale of AIMCOR, and general changes in economic conditions.  Risks associated with forward-looking statements are more fully described in the Company’s filings with the Securities and Exchange Commission. The Company assumes no duty to update its outlook statements as of any future date.

# # # # #